UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/12/2010

Isilon Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33196

Delaware	91-2101027
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3101 Western Avenue
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

(206) 315-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 12, 2010, the Board of Directors (the "Board") of Isilon Systems, Inc. (the "Company") appointed Donald J. Listwin to serve as a member of the Board of Directors of the Company. Mr. Listwin will serve as a Class III director. As a Class III director, Mr. Listwin will hold office until the annual meeting of stockholders in 2012 and until his successor is duly elected and qualified or until his earlier death, resignation or removal. No arrangement or understanding exists between Mr. Listwin and any other person pursuant to which he was selected as a director.

Mr. Listwin shall be eligible to receive the standard compensation package for non-employee directors of the Company. In particular, Mr. Listwin will receive an annual retainer of $30,000 for his service on the Board of Directors. In addition, on July 12, 2010, in connection with being appointed to the Board of Directors as a non-employee director, Mr. Listwin received a non-statutory stock option grant to purchase 75,000 shares of the Company's common stock under the Company's 2006 Equity Incentive Plan, the exercise price of which will be determined based on the closing fair market value of the Company's common stock on the first day of the Company's open trading window following its quarterly "quiet period." The stock option shall vest at the rate of 25% on the 1-year anniversary of July 12, 2010 and 1/12th of the remaining shares shall vest quarterly thereafter.

Item 8.01.    Other Events

On July 12, 2010, the Company issued a press release announcing Mr. Listwin's appointment. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Isilon Systems, Inc.

Date: July 14, 2010	By:	/s/ Keenan M. Conder
Keenan M. Conder
Vice President General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release